Exhibit 99.1

Helix Technologies Announces Q1 2020 Results, Delivers 35% Increase in Revenue, 69% Improvement in Cash Flows from Operations and targets profitability

Denver, CO, May 18, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Helix Technologies, Inc, (OTCQB:HLIX) (the “Company”) today reported its results for the first quarter of 2020. The Company will be hosting an earnings call this afternoon at 5:30pm eastern time. Call info can be found at the bottom of this release.

“As always, we have continued to execute on our strategy, outgrowing competitors while cutting costs and expanding our footprint even in the face of unprecedented market conditions.” said Helix Technologies CEO and Executive Chairman Zachary L. Venegas.  “In Q1, we capitalized on the momentum we gained in 2019 and made further strides towards positive cash flow and maintained market share leadership while delivering new products and upgrading our legacy products.

Highlights of Q1 Include:

●	Grew revenue to $4.6mm, a 35% increase over Q1 2019
●	Improved gross profit 58% to $2.3mm
●	Overall gross margin was 50%, software gross margin was 70%
●	Adjusted EBITDA[1] improved to nearly breakeven at ($79k) from a loss of ($1.0mm) in Q1 2019
●	Improved cash flow from operations 69% from Q1 2019
●	Software revenue increased 30% from 2019 to $2.8mm
●	Software gross profit increased nearly 50% to $2.0mm
●	Showed steady Q/Q growth in revenue, gross profit, and cash flow from operations
●	Increased security guarding and monitoring revenue 33% from Q1 2019
●	Extended and expanded multiple state contracts
●	Exceeded 100 monthly recurring Cannalytics users in only 60 days
●	Expanded international footprint to South Africa and The Netherlands
●	Became first Seed-to-Sale provider to complete SOC 2 Type II Audit

Following on the heels of a record breaking 2019, Helix continued to grow rapidly in 2020 with enhanced business lines, increased revenue, expanding margins, and rapidly improving cash from operations.  With annualized software revenues in excess of $10mm, Helix has established itself as the dominant player in the space.  Helix grew substantially in the face of a global pandemic and economic crash, positioning itself for a post-Covid resurgence.

Notes:

1  We define Adjusted EBITDA as net loss before income tax expense, other income (loss), interest expense, depreciation and amortization expense, share based compensation expense, other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any, and other gains and losses associated with the mark to market of our convertible notes, contingent liabilities and warrant liabilities. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges that affect the period-to-period comparability of our operating performance. This measure should not be considered a substitute for operating loss, net loss, or net cash provided by operating activities that we have reported in accordance with GAAP.

Conference Call Info:

We recommend calling in approximately 10 minutes prior to the start of the call.  There will be live Q&A on the call; questions can also be submitted ahead of time or during the call to ir@helixtechnologies.com.

Interested parties can participate in the call using the following information:

●	Time: Monday, May 18 2020, 5:30 p.m. EDT
●	Attendee Dial In: 866-342-8588 or 203-518-9865
●	Passcode or ID: 43549

If you can’t make the live call, a recording will be available here

Sign up for Helix Technologies Investor Updates here.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to fund our operations and pay any outstanding debt; fluctuations in our financial results; general economic risks; the volatile nature of the market for our products and services and other factors that could impact our anticipated growth; our ability to manage our growth; changes in laws and regulations regarding the cannabis industry and service providers in the cannabis industry; reliance on key personnel; our ability to compete effectively; security and other risks associated with our business; intellectual property risks; and other risk factors set forth from time to time in our SEC filings.  Helix Technologies assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

About Helix Technologies, Inc.

Helix Technologies, Inc. (OTCQB: HLIX) is the leading provider of critical infrastructure services, helping owners and operators of licensed cannabis businesses stay competitive and compliant while mitigating risk. Through its proprietary technology suite and security services, Helix Technologies provides comprehensive supply chain management, compliance tools, and asset protection for any license type in any regulated cannabis market.  While Helix provides services to the Cannabis and Hemp Industries, the Company does not deal directly with the plant or any derivative products. Helix Technologies’ products reach over 2,000 customer locations in 38 states and 9 countries and has processed over $20 billion in cannabis sales. For more information on Helix Technologies and to sign up for investor updates, visit us at www.helixtechnologies.com. and follow us on Facebook, Twitter and LinkedIn. Sign up for the CannaPulse Newsletter for legislative changes, software updates and more.

Media Contact:

Colt Peterson

Helix Technologies, Inc.

303-324-1022

press@helixtechnologies.com

IR Contact:

Scott Ogur, CFA

Helix Technologies, Inc.

ir@helixtechnologies.com